Filing - Filing Date:	Schedule 13D/A-3 – July 16, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

Exhibit 99.8

July 16, 2013

Digital Generation, Inc.

750 West John Carpenter Freeway

Suite 700

Irving, TX 75039

Attn: Sean Markowitz, General Counsel and Corporate Secretary

Re: Written Request pursuant to Article II, Section 13(f) of Digital Generation, Inc.’s Bylaws

Dear Mr. Markowitz:

This written request is made by the undersigned beneficial owner of shares of common stock, no par value per share (the “Shares”) of Digital Generation, Inc., a Delaware corporation (the “Company”) pursuant to Article II, Section 13(f) of the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”) to deliver to the undersigned the following form documents as required by the Bylaws:

•	the written questionnaire with respect to the background and qualification of any proposed nominee for election to the Board; and

•	the written representation and agreement that such proposed nominee (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Company, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In addition, please provide the following documents identified in the news release issued by the Company on July 11, 2013:

•	A copy of the amendment(s) to the Company’s Corporate Governance Guidelines that provide that (i) the chairman of the Company will qualify as an independent, non-executive Director under the rules and regulations of the NASDAQ Global Market and the United States Securities and Exchange Commission and (ii) following the 2013 annual meeting of the stockholders of the Company (the “2013 Annual Meeting”), the Board will be led by an independent chairman; and

•	A copy of the amendment(s) to the Bylaws that provide that (i) directors of the Company to be elected at the 2013 Annual Meeting will be elected for one-year terms, (ii) directors not up for re-election at the 2013 Annual Meeting will serve out their remaining terms and (iii) all directors to be elected at future meetings will be elected for one-year terms.

Exhibit 99.8	Page 1 of 3 Pages

Filing - Filing Date:	Schedule 13D/A-3 – July 16, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

Please deliver the documents requested above as soon as possible, but in no event later than July 19, 2013, to my representatives listed below:

Electronic Copy to:	Bvega@meruelogroup.com Jlevin@winston.com
Hard Copy to:	Benjamin A. Vega General Counsel Meruelo Investment Partners LLC 9550 Firestone Boulevard, Suite 105 Downey, California 90241
C. James Levin Partner Winston & Strawn LLP 333 S. Grand Avenue, 38th Fl. Los Angeles, California 90071

Please note that time is of the essence given the annual shareholders meeting date announced by the Company on July 11, 2013.

[Remainder of Page Intentionally Left Blank]

Exhibit 99.8	Page 2 of 3 Pages

Filing - Filing Date:	Schedule 13D/A-3 – July 16, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

The undersigned represents and warrants that it is the beneficial owner of 2,547,476 Shares and has caused this written request to be duly executed on the date first written above.

ALEX MERUELO LIVING TRUST DATED 8/6/1996

By:	/s/ Alex Meruelo
Alex Meruelo
Trustee

Exhibit 99.8	Page 3 of 3 Pages